                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                          CLAYTON WILLIAMS ENERGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                          CLAYTON WILLIAMS ENERGY, INC.
                           Six Desta Drive, Suite 6500
                              Midland, Texas 79705



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 16, 2001


_______________________________________________________________________________

To Our Stockholders:

The Annual Meeting of Stockholders of Clayton Williams Energy, Inc., a Delaware corporation, will be held at the Petroleum Club of Midland, 501 W. Wall, Midland, Texas, on Wednesday, May 16, 2001, at 10:00 A.M., local time, for the following purposes:

         1. To elect two directors for a term of three years in accordance with the Certificate of Incorporation of the Company.

         2. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 2, 2001, are entitled to notice of and to vote at the meeting or any adjournments thereof.

Midland, Texas                      By Order of the Board
April 17, 2001                      Mel G. Riggs
                                    Secretary

_______________________________________________________________________________

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
PROXY STATEMENT..................................................................................         1

   Proposal No. 1 - Election of Two Directors....................................................         2

   Information Concerning Security Ownership.....................................................         4

   Section 16(a) Beneficial Ownership Reporting Compliance.......................................         5

   Board of Directors and Committees.............................................................         6

   Report of the Compensation Committee..........................................................         7

   Compensation Committee Interlocks and Insider Participation...................................         8

   Executive Compensation........................................................................         8

   Report of the Audit Committee.................................................................        10

   Fees to Arthur Andersen LLP...................................................................        11

   Relationship With Independent Accountants.....................................................        11

   Comparison of Cumulative Total Shareholder Return.............................................        12

   Certain Transactions and Relationships........................................................        12

   Receipt of Stockholder Proposals..............................................................        13

   Other Business................................................................................        13

   Availability of Annual Report.................................................................        13

APPENDIX - AUDIT COMMITTEE CHARTER...............................................................       A-1

                          CLAYTON WILLIAMS ENERGY, INC.
                           Six Desta Drive, Suite 6500
                              Midland, Texas 79705


                                 PROXY STATEMENT

         This proxy statement and related proxy are being mailed to stockholders of Clayton Williams Energy, Inc. (the "Company") on or about April 17, 2001, in connection with the solicitation by the Company of proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Petroleum Club of Midland, 501 W. Wall, Midland, Texas, on Wednesday, May 16, 2001, at 10:00 A.M., local time, and at all adjournments thereof.

         Any person giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company an instrument revoking the proxy, by delivering a properly executed proxy of a later date or attending the meeting and voting in person. The Company will bear the costs of this solicitation of proxies. The Company may also reimburse persons holding stock in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. The solicitation is being made by mail and may also be made by telephone or other means of communication by officers, directors and regular employees of the Company, who will receive no additional compensation therefore. Total expenses of the solicitation are expected to be nominal.

         Stockholders of record at the close of business on April 2, 2001, are entitled to notice of and to vote at the meeting. At the close of business on such date, the Company had 9,267,670 shares of Common Stock $.10 par value per share (the "Common Stock") outstanding, each share being entitled to one vote. Shares held by the Company's 401(k) Plan & Trust will be voted by the Plan Trustee, as provided by the Plan.

         Properly executed proxies will be voted in accordance therewith, or if no direction is indicated thereon, (i) in favor of the nominees for director named herein and (ii) in the discretion of the persons appointed as proxies upon any other business that may properly come before the meeting or any adjournment thereof. With respect to the election of directors, a stockholder may, by properly completing the enclosed proxy, vote in favor of all nominees or withhold his or her votes as to all nominees or as to specific nominees. Directors will be elected by the affirmative vote of a plurality of the shares represented at the meeting in person or by proxy and entitled to vote on the election of directors. The Company's Certificate of Incorporation prohibits cumulative voting in the election of directors. All other matters properly coming before the meeting will be decided by the affirmative vote of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on such matters, except as otherwise required by law or by the Company's Certificate of Incorporation or bylaws.

         The votes will be counted by one or more inspectors appointed by the Board of Directors, who will determine, among other things, the number of votes necessary for the stockholders to take action in accordance with the foregoing requirements and the votes withheld or cast for and against each matter. All properly executed proxies and ballots, regardless of the nature of vote or the absence of a vote indication (but not including broker non-votes), are counted in determining the number of shares represented at the meeting. Neither broker non-votes nor abstentions are counted as affirmative votes, in whole or in part.

PROPOSAL NO. 1                        ELECTION OF TWO DIRECTORS

         The Board of Directors is composed of three classes of members. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy to vote to elect Clayton W. Williams and L. Paul Latham as directors for three-year terms. Each of the nominees has consented to being named in the Proxy Statement and to serve, if elected, but if, for any unforeseen cause, either of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy.

         With respect to the nominees for election, and directors continuing in office, information regarding age, positions with the Company or other principal occupations for the past five years, other directorships and the year each was initially elected a director of the Company is as follows. There are no family relationships among the named persons except that Mr. Groner is a son-in-law to Mr. Williams.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR THREE-YEAR TERM EXPIRING IN 2004

CLAYTON W. WILLIAMS, age 69, is Chairman of the Board, President, Chief Executive Officer and a Director of the Company, having served in such capacities since September 1991. For more than the past five years, Mr. Williams has been the chief executive officer and director of (i) certain companies previously controlled by Mr. Williams which were consolidated into the Company in May 1993 in connection with the Company's initial public offering (the "Williams Companies"); and (ii) certain entities other than the Williams Companies which are controlled directly or indirectly by Mr. Williams (the "Williams Entities").

L. PAUL LATHAM, age 49, is Executive Vice President, Chief Operating Officer and a Director of the Company, having served in such capacities since September 1991. Mr. Latham also serves as an officer and director of certain Williams Entities.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING IN 2002

ROBERT L. PARKER, age 77, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Parker was elected a director of the Company in October 1991. Mr. Parker is Chairman of the Board of Parker Drilling Company, a publicly owned corporation providing contract drilling services, having served in such capacity for more than the past five years. He also serves as a director of Bank of Oklahoma Financial Corp.

JORDAN R. SMITH, age 66, is a Director and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Smith has served as a Director of the Company since his appointment by the Board in July 2000. Mr. Smith is President of Ramshorn Investments, Inc., a wholly owned subsidiary of Nabors Industries, having served in such capacity for more than the past five years. Mr. Smith has served on the Board of the University of Wyoming Foundation and the Board of the Domestic Petroleum Council, and is also Founder and Chairman of the American Junior Golf Association.

JERRY F. GRONER, age 38, is Vice President of Land and Lease Administration of the Company, having served in such capacity since 1994. Mr. Groner has served as a Director of the Company since his appointment by the Board in August 1999.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING IN 2003

STANLEY S. BEARD, age 60, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Beard has served as a director since September 1991. Mr. Beard has been an independent oil and gas operator for over twenty years, a consultant to Mr. Williams periodically since 1968 and involved in real estate development for the past 13 years.

MEL G. RIGGS, age 46, is Senior Vice President and Chief Financial Officer of the Company, having served in such capacities since September 1991. Mr. Riggs has served as a Director of the Company since May 1994.

                    INFORMATION CONCERNING SECURITY OWNERSHIP

         Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 31, 2001, by (i) each person who is the beneficial owner of 5 percent or more of the outstanding Common Stock (based upon copies of all Schedule 13Gs and 13Ds provided to the Company), (ii) each director of the Company and each nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all officers and directors of the Company as a group. Because the voting or dispositive power of certain shares listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table and the sharing of voting or dispositive power is described in the referenced footnote. The total number of shares of Common Stock of the Company listed below for directors and executive officers as a group eliminates such duplication. Unless otherwise noted, the persons and entities named below have sole voting and investment power with respect to the shares listed opposite each of their names.

                                                            Amount and Nature of                  Percent
   Name                                                     Beneficial Ownership                 of Class
-----------------------------------------------      ---------------------------------       -----------------
Clayton Williams Partnership, Ltd.(1)                           3,881,109                          41.9%

CWPLCO, Inc.(1)                                                 3,881,109                          41.9%

Clayton W. Williams(1)                                          4,678,494(2)                       48.9%

State Street Research & Management Co.                            921,296(3)                        9.9%
One Financial Center, 30th Floor
Boston, MA 02111-2690

L. Paul Latham                                                      7,463(4)                        *

Mel G. Riggs                                                        7,441(5)                        *

Jerry F. Groner                                                    30,625(6)                        *

Patrick C. Reesby                                                  10,818(7)                        *

Stanley S. Beard                                                   15,401(8)                        *

Robert L. Parker                                                   22,217(8)                        *

Jordan R. Smith                                                     1,400(8)                        *

All officers and directors as a group (10 persons)              4,808,009(9)                       50.8%

------------------
        *      Less than 1 percent of the shares outstanding.

        (1) The mailing address of Clayton Williams Partnership, Ltd., CWPLCO, Inc. and Mr. Williams is Six Desta Drive, Suite 3000, Midland, Texas 79705. Clayton Williams Partnership, Ltd. and CWPLCO, Inc. are referred to collectively herein as the "Affiliated Holders". CWPLCO, Inc. is the sole general partner of Clayton Williams Partnership, Ltd. and holds, in its own capacity and on behalf of Clayton Williams Partnership, Ltd., voting and investment power over the shares shown for the Affiliated Holders. Mr. Williams shares voting and investment power with respect to the shares owned by the Affiliated Holders.

        (2) Includes (a) an aggregate of 3,881,109 shares owned by the Affiliated Holders beneficially owned by Mr. Williams due to Mr. Williams' control of the Affiliated Holders, (b) 11,044 shares owned by Mr. Williams' wife, (c) 588 shares owned by a trust of which Mrs. Williams is the trustee, (d) 393,841 shares owned directly by Mr. Williams (including approximately 12,295 shares held in the Company's 401(k) Plan & Trust over which Mr. Williams exercises investment control), (e) 27,734 shares owned by three of Mr. Williams' children, (f) 49,179 shares in trusts of which Mr. Williams is the Trustee, (g)
               5,749 shares in a trust for the benefit of Mr. Williams of which Mrs. Williams is the Trustee, and (h) the right to acquire beneficial ownership through presently exercisable options to purchase 309,250 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "EXECUTIVE COMPENSATION."

         (3) Represents shares owned by clients of State Street Research & Management Co. State Street Research & Management Co. disclaims beneficial ownership of all such shares.

         (4) Includes (a) 1,633 shares held in the Company's 401(k) Plan & Trust over which Mr. Latham exercises investment control and
                  (b) the right to acquire beneficial ownership through presently exercisable options to purchase 5,830 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "EXECUTIVE COMPENSATION."

         (5) Includes (a) 1,521 shares held in the Company's 401(k) Plan & Trust over which Mr. Riggs exercises investment control, (b) 1,382 shares over which Mr. Riggs exercises control under a Power of Attorney and (c) the right to acquire beneficial ownership through presently exercisable options to purchase 4,538 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "EXECUTIVE COMPENSATION."

         (6) Includes (a) 2,491 shares held in the Company's 401(k) Plan & Trust over which Mr. Groner exercises investment control, (b) 19,511 shares owned by Mr. Groner's wife as her separate property, (c) 1,950 shares owned by Mr. Groner's children residing with him, and (d) the right to acquire beneficial ownership through presently exercisable options to purchase 6,012 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "EXECUTIVE COMPENSATION."

         (7) Includes (a) 1,264 shares held in the Company's 401(k) Plan & Trust over which Mr. Reesby exercises investment control and
                  (b) the right to acquire beneficial ownership through presently exercisable options to purchase 4,554 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "EXECUTIVE COMPENSATION."

         (8) Includes the right to acquire beneficial ownership through presently exercisable options to purchase shares of Common Stock granted under the Outside Directors Stock Option Plan, as follows: Mr. Beard - 8,000 shares; Mr. Parker - 7,000 shares; and Mr. Smith - 1,000 shares. See "BOARD OF DIRECTORS AND COMMITTEES."

         (9) Includes all rights of directors and executive officers to acquire beneficial ownership through presently exercisable options to purchase shares of Common Stock granted under the Outside Directors Stock Option Plan and the 1993 Stock Compensation Plan.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to the rules and regulations promulgated under Section 16(a) of the Securities Exchange Act of 1934 during and with respect to the Company's last fiscal year and upon certain written representations received by the Company, the Company is not aware of any failure by a reporting person of the Company to timely file reports required under Section 16(a).

                        BOARD OF DIRECTORS AND COMMITTEES

         Compensation for non-employee directors consists of an annual retainer fee of $10,000 plus a $7,500 fee for each Board meeting attended and a $1,000 fee for attending a committee meeting held on a day other than the same day of a Board meeting. All three non-employee directors serve on both committees of the Board. As compensation for service on the Board, employee directors receive an annual fee of $5,000 plus a $2,500 fee for each Board meeting attended.

         In July 2000, Mr. William P. Clements, who had been a non-employee director of the Company since 1991, retired from the Board of Directors. The Board elected Mr. Jordan R. Smith to fill Mr. Clements' unexpired term on the Board (expiring in 2002), and appointed Mr. Smith to serve on the Compensation Committee and the Audit Committee.

         The Company has adopted its Outside Directors Stock Option Plan in which only those directors who are not employed by the Company or any of its affiliates (collectively the "Outside Directors") are eligible to participate. A total of 86,300 shares of Common Stock has been authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. The plan provides that an option for 1,000 shares of Common Stock of the Company will be granted on January 1 of each calendar year to each Outside Director in office on that date. The plan further provides that
(i) the exercise price of each option granted under the plan may not be less than the fair market value of the Common Stock at the date of grant of such option, (ii) the exercise price must be paid in cash upon exercise of such option, (iii) options granted under the plan are immediately exercisable and expire not later than ten years from date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. In the event that a participant in the plan ceases to be an Outside Director, other than by reason of death, such participant may exercise an outstanding option at any time within 90 days after such termination. In the event of the death of a participant to whom any option has been granted pursuant to the plan, such option may be exercised by the legatees of such participant or by his personal representatives or distributees at any time within one year after his death. Each Outside Director, consisting of Messrs. Beard, Clements and Parker at January 1, 2000 and Messrs. Beard, Parker and Smith at January 1, 2001, received options under the plan covering 1,000 shares at option prices of $11.81 per share at January 1, 2000 and $27.00 per share at January 1, 2001. Such options are currently exercisable and expire in January 2010 and January 2011, respectively.

         The Board of Directors has two committees. The Compensation Committee has certain responsibilities relating to compensation of officers and employee directors and is composed of Messrs. Beard, Parker and Smith, none of whom is an employee nor eligible for awards under the Company's Bonus Incentive Plan, the Executive Incentive Stock Compensation Plan or 1993 Stock Compensation Plan. The Compensation Committee met four times during 2000. The Compensation Committee administers awards under the Company's Bonus Incentive Plan, the Executive Incentive Stock Compensation Plan and 1993 Stock Compensation Plan, takes certain other actions relating to compensation matters and benefits plans and sets the salaries of all officers. See "REPORT OF COMPENSATION COMMITTEE."

         The Audit Committee is composed of Messrs. Beard, Parker and Smith. The duties of the Audit Committee are described in the Report of the Audit Committee on page 10 of this Proxy Statement and in the Audit Committee Charter attached as an Appendix to this Proxy Statement. The Audit Committee met two times during 2000.

         The Board of Directors held four meetings during 2000. All directors attended more than 75 percent of the aggregate of all meetings of the Board of Directors and the committees on which they served during 2000.

                      REPORT OF THE COMPENSATION COMMITTEE

GENERAL

         The Compensation Committee consists of Messrs. Beard, Parker and Smith, all of whom are non-employee directors. The Committee establishes the salaries of all corporate officers and administers the Company's incentive compensation plans other than the Outside Directors Stock Option Plan. The Committee also reviews with the Board of Directors its recommendations relating to the future direction of corporate compensation practices and benefit programs.

         The Compensation Committee has adopted a compensation policy which it believes to be a balance between fair and reasonable cash compensation and incentives linked to the Company's overall performance taking into consideration compensation of individuals with similar duties who are employed by the Company's peers. The policy takes into account the cyclical nature of the oil and gas business, which may result in traditional performance standards being skewed due to erratic product prices. An analysis of the goals for the Company has resulted in a policy, which places emphasis on increasing the Company's proved oil and gas reserves, coupled with maintaining an acceptable balance between the Company's overhead and profit margin. The Compensation Committee may award stock options and bonuses based upon the performance of the Company and efforts of individual officers.

LONG TERM COMPENSATION

         The Compensation Committee did not award any stock options or other stock-based incentives to officers of the Company during 2000, other than shares of Common Stock issued to Mr. Williams in lieu of cash salary under the Company's Executive Incentive Stock Compensation Plan. See "COMPENSATION OF THE CHIEF EXECUTIVE OFFICER."

SHORT TERM COMPENSATION

         In June 2000, the Compensation Committee, upon recommendation of management, increased the salaries of Messrs. Latham, Riggs, Groner and Reesby by an amount equal to ten percent (10%). In October 2000, the Committee increased the salary of Mr. Reesby by an additional amount equal to approximately sixteen percent (16%). The Committee adjusted the salaries to reflect the improved performance of the Company and to bring the Company officers more in line with compensation of officers in the Company's peer group. The Compensation Committee awarded cash bonuses in May 2000 to certain officers for the successful negotiation of a joint venture agreement with a major oil company to develop acreage in Eddy County, New Mexico. In October 2000, the Compensation Committee awarded cash bonuses to certain officers based upon a review of the Company's past acquisition and divestiture activities. The Committee believes that such bonuses serve both as a reward for performance and an incentive for future extraordinary performance in anticipation of such recognition.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         Effective July 1, 2000 the Compensation Committee increased the salary of Mr. Williams by ten percent (10%). The Committee also decided that, consistent with the compensation strategy and policies of recent years, Mr. Williams' salary would continue to be paid in shares of Common Stock under the Company's Executive Incentive Stock Compensation Plan. The Committee continues to believe that payment of Mr. Williams' salary in shares of Common Stock assists in aligning Mr. Williams' interest with those of the other stockholders. No stock options were awarded to Mr. Williams in 2000.

         The Compensation Committee believes it has developed an appropriate structure within which to reward and motivate its officers as they build value for the Company's stockholders.

                                        COMPENSATION COMMITTEE
                                        Stanley S. Beard
                                        Robert L. Parker
                                        Jordan R. Smith

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consisted of Messrs. Beard, Clements and Parker through June 2000 and Messrs. Beard, Parker and Smith for the remainder of the year. None of these committee members has or had a relationship with the Company that is or was required to be disclosed under the rules of the Securities and Exchange Commission.

                             EXECUTIVE COMPENSATION

         The following table sets forth information with respect to the compensation of the Company's chief executive officer and each of the other four most highly compensated executive officers who received annual compensation in excess of $100,000 during 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                                                 ------------
                                                                                  SECURITIES
                                                   ANNUAL COMPENSATION            UNDERLYING       ALL OTHER
      NAME AND PRINCIPAL                    -------------------------------         OPTIONS      COMPENSATION
           POSITION               YEAR       SALARY($)(1)       BONUS($)(2)        (#)(3)(4)        ($)(5)
-----------------------------  ---------    --------------    ------------------  -----------    ------------
Clayton W. Williams,              2000      $   472,500       $    35,625              -         $    7,111
   Chairman of the Board,         1999      $   420,000       $    36,250          150,000       $      -
     President and Chief          1998      $   450,000       $    30,000              -         $    5,209
     Executive Officer

L. Paul Latham, Executive         2000      $   204,750       $    91,300              -         $   37,179
   Vice President and Chief       1999      $   178,942       $    50,000            9,850       $   14,280
     Operating Officer            1998      $   191,885       $    22,500            3,850       $   26,612

Mel G. Riggs, Senior Vice         2000      $   152,250       $   112,541              -         $    8,084
   President and Chief            1999      $   134,622       $    43,125            7,888       $      -
     Financial Officer            1998      $   149,350       $    21,250            2,888       $    5,391

Jerry F. Groner, Vice             2000      $   113,770       $    69,966              -         $    8,164
   President - Land and           1999      $    96,744       $    64,800            8,207       $      -
     Lease Administration         1998      $   103,193       $     2,866            2,207       $    3,060

Patrick C. Reesby, Vice           2000      $   110,119       $     8,781              -         $    5,173
   President - New                1999      $    91,125       $     4,050            9,579       $      -
     Ventures                     1998      $    97,200       $    25,200            6,579       $    4,788

-----------------
(1) All of Mr. Williams' net salary for 1998, 1999 and 2000 was paid in the form of Common Stock in lieu of cash pursuant to the Company's Executive Incentive Stock Compensation Plan.

(2) Amounts shown in this column include director's fees for Messrs. Williams, Latham and Riggs of $17,500 each for 1998 and 1999 and $15,000 each for 2000. Amounts shown in this column for Mr. Groner include director's fees of $7,500 for 1999 and $15,000 for 2000.

(3) All amounts shown represent the number of shares covered by options granted under the Company's 1993 Stock Compensation Plan.

(4) Amounts shown in 1999 include shares covered by options granted in connection with repricing transactions.

(5) The amounts shown in this column with respect to Mr. Latham for 1998, 1999 and 2000 include $21,298, $14,280 and $28,013, respectively, of distributions made pursuant to two plans which were discontinued by the Williams Companies during 1991. Until such time, the Williams Companies assigned overriding royalty interests to certain employees to reward such employees with incentive compensation based on the results of drilling activities by the Williams Companies. Under this arrangement, the Williams Companies assigned overriding royalty interests in certain oil and gas leases to certain employees who were employed at the time of the execution of the lease. An individual employee's overriding royalty interest in a lease was determined at the discretion of the management of the Williams Companies. Employees receiving overriding royalty interests were entitled to receive revenues immediately upon the assignment thereof and such interests were not subject to forfeiture. The Williams Companies also granted selected employees working interests in certain of the oil and gas properties of the Williams Companies. Such working interests were deemed earned by and granted to such employees upon terms determined in the sole discretion of the management of the Williams Companies. The Company does not anticipate re-instituting either of the arrangements described above. All other amounts shown in this column relate to contributions made by the Company pursuant to the Company's 401(k) Plan & Trust.

         The Company has no employment agreements with any of its executive officers. Although Messrs. Williams and Latham devote a majority of their time to the Company, both of them are engaged in other business activities. Mr. Williams devotes a portion of his time to certain Williams Entities. Mr. Latham is also employed by and devotes a portion of his time to the business of certain Williams Entities. Both Messrs. Williams and Latham receive compensation from the Williams Entities which compensation is not borne, directly or indirectly, by the Company and does not relate to any services provided to the Company.

         All options in the "Summary Compensation Table" have been granted pursuant to the Company's 1993 Stock Compensation Plan which provides for the grant of non-qualified options to officers, directors (other than Outside Directors), employees and advisors of the Company or a subsidiary of the Company. A total of 1,798,200 shares of Common Stock is authorized and reserved for issuance under the plan subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. The Compensation Committee has the sole authority to interpret the plan, to determine the persons to whom options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of options to be granted under the plan; provided that (i) the exercise price of each option granted under the plan may not be less than the fair market value of the Common Stock at the date of grant of such option, (ii) the exercise price must be paid in cash upon exercise of such option, (iii) no option may be exercisable more than ten years after the date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. No option is exercisable after an optionee terminates his relationship with the Company or a subsidiary of the Company, subject to the right of the Compensation Committee to extend the exercise period for not more than 90 days following the date of termination of an optionee's employment. If an optionee's employment is terminated by reason of disability, the Compensation Committee has the authority to extend the exercise period for not more than one year following the date of termination of the optionee's employment. If an optionee dies and has not fully exercised options granted under the plan, such options may be exercised in whole or in part within 90 days of the optionee's death by the executors or administrators of the optionee's estate or by the optionee's heirs. The vesting period, if any, specified for each option will be accelerated upon the occurrence of a change of control or a threatened change of control of the Company.


                 TABLE OF AGGREGATED OPTION EXERCISES IN 2000 AND OPTION VALUES AS OF DECEMBER 31, 2000

                                                            NUMBER OF SECURITIES                       VALUE OF
                                                           UNDERLYING UNEXERCISED              UNEXERCISED IN-THE-MONEY
                            SHARES                    OPTIONS AT DECEMBER 31, 2000 (#)     OPTIONS AT DECEMBER 31, 2000 ($)
                         ACQUIRED ON       VALUE      --------------------------------    ---------------------------------
     NAME                EXERCISE (#)   REALIZED ($)    EXERCISABLE   UNEXERCISABLE        EXERCISABLE       UNEXERCISABLE
--------------------     ------------   ------------    -----------   -------------       -------------      -------------
Clayton W. Williams            -        $     -           309,250            -             $  4,618,563      $        -

L. Paul Latham                9,300     $  285,188          3,960           5,890          $     85,140      $     126,635

Mel G. Riggs                  4,000     $  139,000          3,300           4,588          $     70,950      $      98,642

Jerry F. Groner                 -       $      -            5,785           4,247          $    128,484      $      91,311

Patrick C. Reesby               -       $      -            2,805           5,289          $     60,308      $     113,714

------------------
(1) The value of In-the-Money options was computed at $27.00 per share, which was the market price for the Common Stock on December 31, 2000.


                          REPORT OF THE AUDIT COMMITTEE

         The following is the report of the Audit Committee with respect to the Company's audited financial statements for the year ended December 31, 2000.

         The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has discussed with Arthur Andersen LLP, the Company's independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee has also received written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1, which relates to the accountants' independence from the Company and its entities, and has discussed with Arthur Andersen LLP their independence from the Company.

         The Audit Committee acts pursuant to the Audit Committee Charter, a copy of which is attached as an Appendix to this Proxy Statement. Each of the members of the Audit Committee qualifies as an "independent" Director under the current listing standards of National Association of Securities Dealers.

         Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                        AUDIT COMMITTEE
                                        Robert L. Parker
                                        Stanley S. Beard
                                        Jordan R. Smith

                           FEES TO ARTHUR ANDERSEN LLP

AUDIT FEES

         During 2000, the Company incurred fees for professional services rendered by Arthur Andersen LLP, its independent accountants, totaling $83,500 for the audit of its annual financial statements and for the review of its quarterly financial statements. In addition, a limited partnership of which the Company serves as general partner incurred audit fees totaling $15,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         Arthur Andersen LLP did not provide any services to the Company during 2000 related to financial information systems design and implementation.

ALL OTHER FEES

         During 2000, the Company incurred fees for professional services rendered by Arthur Andersen LLP totaling $52,500 for accounting and tax consulting and for audit services related to an employee benefit plan. In addition, a limited partnership of which the Company serves as general partner incurred fees of $13,000 for tax compliance services.


                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         Arthur Andersen LLP, who have been the Company's independent accountants since inception, have been selected by the Board of Directors, upon recommendation of the Audit Committee, to be its independent accountants for the current year. A representative of this firm will be present at the Annual Meeting of Stockholders. This representative will have an opportunity to make a statement if he desires to do so and will be available to respond to stockholder questions.

                COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN

         Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock against the total return of the Nasdaq Stock Market's Market Index and a peer group for the period from December 31, 1995, to December 31, 2000. The peer group is composed of all the crude petroleum and natural gas companies with stock trading on the Nasdaq Stock Market's National Market System within SIC Code 1311, consisting of approximately 189 companies. The chart indicates the value, at the conclusion of each fiscal year from December 31, 1995 to December 31, 2000, of $100 invested at December 31, 1995 and assumes reinvestment of all dividends. The Company paid no dividends during this five-year period.

                     EDGAR REPRESENTATION PERFORMANCE GRAPH

                                                   NASDAQ
                                                   MARKET              PEER
                  DATE            COMPANY           INDEX              GROUP
                  ----            -------          -------            ------
                  12/95            100.00           100.00            100.00
                  12/96            534.62           124.27            132.97
                  12/97            461.54           152.00            134.78
                  12/98            307.69           214.39            107.96
                  12/99            363.46           378.12            131.87
                  12/00            830.77           237.66            167.53


                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

         The Company and the Williams Entities are parties to an agreement (the "Service Agreement") pursuant to which the Company furnishes services to, and receives services from, such entities. Under the Agreement, the Company provides legal, payroll, benefits administration, and financial and accounting services to the Williams Entities, as well as lease operating and technical services with respect to certain properties owned by the Williams Entities. The Williams Entities provide tax preparation services, tax planning services, and business entertainment to or for the benefit of the Company. To the extent that the Company has provided services to the Williams Entities at cost under the Service Agreement, the Company believes that the terms upon which it has provided such services may be less favorable than the terms the Company could have negotiated with unaffiliated third parties. Conversely, to the extent that the Company has received services from the Williams Entities at cost under the Service Agreement, the Company believes that the terms upon which such services were available to the Company may be more favorable than the terms the Company could have negotiated with unaffiliated third parties. During 2000, the Williams Entities paid the Company approximately $665,000, while the Company paid the Williams Entities approximately $172,000, both pursuant to the Service Agreement.

                        RECEIPT OF STOCKHOLDER PROPOSALS

         All stockholder proposals submitted for inclusion in the Company's proxy statement and form of proxy for the Annual Meeting of Stockholders of the Company to be held in 2002 must be received at the Company's principal executive offices, Six Desta Drive, Suite 6500, Midland, Texas 79705,
Attention: Mel G. Riggs, by December 14, 2001. Such proposals must also comply with the applicable regulations of the Securities and Exchange Commission. Notice to the Company of all other stockholder proposals (not submitted for inclusion in the Company's proxy statement and form of proxy) for the 2002 Annual Meeting will not be considered timely unless received at the Company's principal executive offices as set forth above on or before February 27, 2002.

                                 OTHER BUSINESS

         The Company knows of no other business to come before the meeting. If, however, other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment.

                          AVAILABILITY OF ANNUAL REPORT

         The Annual Report of the Company for the fiscal year ended December 31, 2000, which contains the Company's Form 10-K including financial statements, has been mailed to each stockholder of record on the above-referenced record date.

                                       By order of the Board of Directors,
                                       Mel G. Riggs
                                       Secretary


Dated: April 17, 2001

                                                                        APPENDIX

                          CLAYTON WILLIAMS ENERGY, INC.

                      AUDIT COMMITTEE OF BOARD OF DIRECTORS

                                     CHARTER

PURPOSE AND PRINCIPLES

         There shall be a committee of the board of directors (the "Board") to be known as the Audit Committee. The Audit Committee shall provide assistance to the Board in fulfilling their responsibility to the shareholders and investment community relating to the accounting and financial reporting practices of Clayton Williams Energy, Inc. (the "Company"), and the quality and integrity of the Company's financial reports. To achieve these purposes, the Audit Committee shall be guided by the following principles:

         o Management of the Company is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements;

         o The Audit Committee's role is one of oversight in monitoring components of the audit and financial reporting processes;

         o The Audit Committee must provide an open avenue of independent communication and flow of information between the Audit Committee and the independent auditors;

         o The Audit Committee must have candid discussions with management and the independent auditors regarding accounting and financial reporting issues; and

         o Members of the Audit Committee must be diligent and knowledgeable regarding accounting and financial reporting issues in order to be effective.

COMPOSITION

         The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors and shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. A director will not be considered independent if he or she has:

         o Been employed by the Company or its affiliates in the current or past three years;

         o Accepted any compensation from the Company or its affiliates in excess of $60,000 during the previous fiscal year (except for board services, retirement plan benefits, or non-discriminatory compensation);

         o An immediate family member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer;

         o Been a partner, controlling shareholder or an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company's securities) that exceed 5% of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

         o Been employed as an executive officer of another entity where any of the Company's executives serve on that entity's compensation committee.

         Each director appointed to the Audit Committee must be able to read and understand fundamental financial statements, including balance sheets, income statements and statements of cash flows. At least one director must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

ACCOUNTABILITY OF INDEPENDENT AUDITORS

         The independent auditors are ultimately accountable to the Board and the Audit Committee. Accordingly, the Audit Committee has the authority and the responsibility to select, evaluate and replace the independent auditor. The Audit Committee is responsible for ensuring auditor independence.

SPECIFIC DUTIES OF THE AUDIT COMMITTEE

         In carrying out the purposes, principles and responsibilities of the Audit Committee, the Audit Committee shall:

         o Receive from the independent auditors a formal written statement describing all relationships between the independent auditors and the Company, including non-audit services and fees;

         o        Determine auditor independence based upon such disclosures;

         o Select the independent auditors and instruct management to engage such auditors to conduct an audit of the consolidated financial statements of the Company and its subsidiaries in accordance with auditing standards generally accepted in the United States;

         o Instruct management to engage the independent auditors to review the quarterly consolidated financial statements of the Company and its subsidiaries in accordance with Statement of Auditing Standards No. 71. The engagement letter shall require the independent auditors to (i) deliver the quarterly review report to management of the Company prior to the filing of the Company's quarterly report on Form 10-Q and (ii) attempt to discuss with the Audit Committee, prior to such filings on Form 10-Q, any events, transactions and changes in accounting estimates which were considered by the independent auditors in performing the quarterly review to have significantly affected the quality of the Company's financial reporting;

         o Discuss with the independent auditors and financial management the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors;

         o Review with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper;

         o Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed;

         o Recommend to the Board the inclusion of the Company's consolidated financial statements in the annual report on Form 10-K prior to its filing;

         o Discuss with the independent auditors all items required to be communicated to the Audit Committee in accordance with Statement of Auditing Standards No. 61, including the auditors' judgment about the quality, not just the acceptability, of the Company's accounting principles;

         o Provide sufficient opportunity for the independent auditors to meet with members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit;

         o Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board. Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate;

         o Prepare a report to be included in the Company's annual proxy statement stating the Audit Committee's findings that result from its financial reporting oversight responsibilities;

         o Review and reassess on an annual basis the adequacy of this Charter, and make amendments as necessary to further the purpose, principles and responsibilities of the Audit Committee. The Audit Committee shall first approve the adoption of the Charter or any amendments thereto, and then submit the Charter to the Board for approval; and

         o Authorize an officer of the Company to certify to the applicable stock exchange that (i) the Audit Committee has adopted a formal written Charter and has reviewed and reassessed the adequacy of the Charter on an annual basis, and
                  (ii) the Audit Committee has met and will continue to meet the membership requirements set forth in this Charter.

                         CLAYTON WILLIAMS ENERGY, INC.

                        ANNUAL MEETING OF STOCKHOLDERS

                            WEDNESDAY, MAY 16, 2001
                                   10:00 A.M.

                           PETROLEUM CLUB OF MIDLAND
                                  501 W. WALL
                                 MIDLAND, TEXAS



CLAYTON WILLIAMS ENERGY, INC.
SIX DESTA DRIVE, SUITE 6500
MIDLAND, TEXAS 79705-5513                                                 PROXY
-------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 16, 2001.


The undersigned hereby appoints L. Paul Latham and Mel G. Riggs, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of Clayton Williams Energy, Inc. (the "Company") which the undersigned is entitled to vote at the Meeting of Stockholders, to be held at the Petroleum Club of Midland, 501 W. Wall, Midland, Texas on May 16, 2001 at 10:00 a.m., local time, and at any and all adjournments thereof.

Should the undersigned be present and elect to vote at the Meeting or any adjournment thereof, and after notification to the Company's Corporate Secretary of the decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from the Company prior to the execution of this Proxy, of a Notice of the Meeting, and a Proxy Statement, both dated April 17, 2001, and a copy of the Company's 2000 Annual Report.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY

                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                            - PLEASE DETACH HERE -

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

1. Election of directors:   01 Clayton W. Williams   02 L. Paul Latham

                                   [ ] Vote FOR          [ ]  Vote WITHHELD
                                       all nominees           from all nominees
                                       (except as marked)


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR   ____________________________
ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE
NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)      ____________________________

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, IT WILL BE VOTED FOR THE DIRECTORS SHOWN ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXY HOLDERS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Address Change? Mark Box    [ ]
Indicate changes below:                     Date _______________________________

                                       _________________________________________

                                       _________________________________________
                                       Signature(s) in Box
                                       Please sign exactly as your name appears on this proxy card. When signing as attorney, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.